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                                                                     EXHIBIT 4.3

Warrant No. __

                                Right to purchase
                                 _______ shares

                               PartsBase.com, Inc.

                        Warrant to purchase Common Stock

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO COUNSEL FOR THE CORPORATION THAT THE TRANSACTION SHALL NOT RESULT IN A VIOLATION OF STATE OR FEDERAL SECURITIES LAWS.

Registered Owner: Gunn Allen Financial, Inc.

     For value received, PartsBase.com, Inc., a Texas corporation (the "Corporation"), grants the following rights to the registered owner of this
Warrant:

     (a) ISSUE. Upon tender to the Corporation (as defined in paragraph (e) hereof), the Corporation shall issue to the registered owner hereof the number of shares specified in paragraph (b) hereof of fully paid and nonassessable shares of Common Stock of the Corporation that the registered owner is otherwise entitled to purchase.

     (b) NUMBER OF SHARES. The number of shares of Common Stock of the Corporation that the registered owner of this Warrant is entitled to receive upon exercise of this Warrant is ______ shares. The Corporation shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. The corporation covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

     (c) EXERCISE PRICE. The exercise price of this Warrant, the price at which the shares of stock purchasable upon exercise of this Warrant may be purchased, is Two Dollars ($2.00) per share.

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     (d) EXERCISE PERIOD. This Warrant may only be exercised on or after
September 1, 1999, and on or before September 1, 2002 ("Exercise Period"). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

     (e) TENDER. The exercise of this Warrant must be accomplished by actual delivery of the Exercise Price in cash, certified check, or official bank draft in lawful money of the United States of America, and by actual delivery of a duly executed form, a copy of which is attached to this Warrant as Exhibit "1," properly executed by the registered owner of this Warrant, and by surrender of this Warrant. The payment and exercise form must be delivered, personally or by mail, to the offices of the Corporation at 7171 N. Federal Highway, Boca Raton, Florida 33487. Documents sent by mail shall be deemed to be delivered when they are received by the Corporation.

     (f) CASHLESS TENDER. The registered owner in its sole and absolute discretion may exercise this warrant without tender of the exercise price. The registered owner shall receive the number of shares determined by (1) subtracting the cumulative exercise price from cumulative fair market value of the shares for which the warrant is exercised and (2) dividing the amount determined in (1) by the fair market value of a share on the date of exercise.

     For these purposes, the fair market value of a share of stock in the event that the stock is traded on the NASDAQ National Market System, is equal to the mean between the bid and asked quotation for the Common Stock as to any date (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations as to a date, then upon the basis of the mean between the bid and asked quotations on the date nearest preceding that date. If the stock is listed and traded upon a recognized securities exchange, the fair market value shall be based upon the reported closing price at which such shares were traded on such recognized exchange as to any date or, if the stock was not traded on said date, upon the basis of the closing price on the date nearest preceding that date. If the stock is neither (i) traded on the Over the Counter market or (ii) listed on a recognized Securities Exchange, the fair market value shall be based on the value of the stock as of that date according to an independent appraiser.

     (g) RECOGNITION OF REGISTERED OWNER. Prior to due presentment for registration of transfer of this Warrant, the Corporation may deem and treat the registered owner or owners for all purposes, as the person or persons exclusively entitled to receive notices concerning this Warrant, and as the person or persons otherwise entitled to exercise rights under this Warrant.

     Except as otherwise provided herein, this Warrant and all rights under it are transferable by the registered owner or owners in person or by duly authorized attorneys on the books of the Corporation upon the surrender of this Warrant to the Corporation with the transfer or assignment form, a copy of which is attached to this Warrant as Exhibit "2," properly completed and executed. The transfer or assignment form and this Warrant must


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be delivered, personally or by mail, to the offices of the Corporation at 7171
N. Federal Highway, Boca Raton, Florida 33487.

     (h) NOTICE TO REGISTERED WARRANT HOLDERS. Any and all notices given to the owner or owners of this Warrant must be given by first class mail, postage prepaid, addressed to the registered owner or owners of this Warrant at the address or addresses of the owner or owners appearing in the records of the Corporation. No notice or notices to the owner or owners of this Warrant are required except as specified in this Warrant.

     (i) RESTRICTED STOCK; REGISTRATION. The shares of Common Stock of the Corporation (or the shares into which the Common Stock has been changed or converted) purchased upon exercise of this Warrant ("Restricted Stock") or purchasable upon exercise of this Warrant ("Underlying Stock") shall not be transferable except upon the conditions stated below, which are intended to insure compliance with federal and state securities laws. The certificates representing these shares of stock, unless the same are registered prior to exercise of this Warrant, shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The securities have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and any applicable state securities laws or an opinion of counsel satisfactory in form and substance to counsel for the Corporation that the transaction shall not result in a violation of state or federal securities laws."

     (j) LIMITED RIGHTS. This Warrant does not entitle the record owner of this Warrant to any voting rights, to any other rights of a stockholder of the Corporation, or to any other rights whatsoever, except for the rights that are expressed as rights and set forth in this Warrant. No dividends are or shall be payable, or shall accrue, on or with respect to this Warrant or any interest represented by this Warrant or on the shares purchasable upon exercise hereof until or unless, and except to the extent that, this Warrant is exercised.

     (k) EFFECT OF STOCK CHANGES. If, at any time or from time to time the Corporation, by stock dividend, stock split, subdivision, reverse split, consolidation, reclassification of shares, or otherwise, changes as a whole its outstanding Common Stock into a different number or class of shares, then, immediately upon the occurrence of the change,

     (1) the class of shares into which the Common Stock has been changed shall replace the Common Stock, for the purposes of this Warrant and the terms and conditions hereof, so that the registered owner or owners of this Warrant shall be entitled to receive, and shall receive upon exercise of this Warrant, shares of the class of stock into which the Common Stock had been changed;


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     (2)  the number of shares purchasable upon exercise of this Warrant shall be proportionately adjusted (for example, if the outstanding Common Stock of the Corporation is converted into X stock at the rate of
          (one) 1 share of Common Stock into (three) 3 shares of X stock, and prior to the change the registered owner or owners of this Warrant were entitled, upon exercise of this Warrant, to purchase one hundred shares of Common Stock, then the registered owner or owners shall, after the change, be entitled to purchase three hundred shares of X stock for the total same exercise price that the owner or owners had to pay prior to the change to purchase the one hundred shares of Common Stock); and

     (3) the purchase price per share shall be proportionately adjusted. (In the above example, the purchase price per share would be reduced by one-third.)

     Irrespective of any adjustment or change in the number or class of shares purchasable under this or any other Warrant or like tenor, or in the purchase price per share, this Warrant, as well as any other warrant of like tenor, may continue to express the purchase price per share and the number and class of shares purchasable upon exercise of this Warrant as the purchase price per share and the number and class of shares purchasable were expressed in this Warrant when it was initially issued.

     (l) EFFECT OF MERGER. If at any time while this Warrant is outstanding another corporation merges into the Corporation, the registered owner or owners of this Warrant shall be entitled, immediately after the merger becomes effective and upon exercise of this Warrant, to obtain the same number of shares of Common Stock of the Corporation (or shares into which the Common Stock has been changed as provided in the paragraph of this Warrant covering changes) that the owner or owners were entitled upon the exercise hereof to obtain immediately before the merger became effective at the same exercise price. The Corporation shall take any and all steps necessary in connection with the merger to assure that sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant, are available so that these convertible securities, options and warrants, including this Warrant, may be exercised.

     (m) EFFECT OF CONSOLIDATION OR SALE. Notwithstanding any provision of this Warrant concerning the callability of this Warrant, if the Corporation consolidates with or merges into another corporation or other entity in a transaction in which the Corporation is not the surviving corporation, or receives an offer to purchase or lease all or substantially all of the assets of the Corporation or an offer to purchase fifty percent (50%) or more of the issued and outstanding Common Stock of the Corporation, or if all or substantially all of the assets of Company are sold or leased or fifty percent (50%) or more of the issued and outstanding Common Stock of the Corporation is purchased by any person or group of persons acting in concert, then this Warrant shall be called by the Corporation. The right to exercise this


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Warrant shall terminate when it is called. The call price shall be determined by the board of directors of the Corporation, but shall not be less than the greater of the median value of the shares of Common Stock purchasable upon exercise of this Warrant in the market in which the shares are principally traded at the time the event triggering the call occurs, or the value of the securities or the other consideration that shall be received in the transaction by the owner of a number of outstanding shares of Common Stock equal to the number of shares purchasable upon exercise of this Warrant. This call price shall be payable to the registered owner or owners of this Warrant upon its surrender for cancellation at the offices of the Corporation, together with the transfer or assignment form which forms a part hereof, duly completed and executed in blank.

     (n) DISSOLUTION. In the event that a voluntary or involuntary dissolution, liquidation or winding up of the Corporation (other than in connection with a merger where the Corporation is the surviving corporation as covered in this Warrant, or a merger or consolidation with or into another corporation, a sale or lease of all or substantially all of the assets of the Corporation, or a sale of a specified portion or percentage or its stock as covered in this Warrant) is at any time proposed during the term of this Warrant, the Corporation shall give written notice to the registered owner or owners of this Warrant at least thirty
(30) days prior to the record date of the proposed transaction. The notice must contain: (1) the date on which the transaction is to take place; (2) the record date (which must be at least thirty (30) days after the giving of the notice) as of which holders of the Common Stock entitled to receive distributions as a result of the transaction shall be determined; (3) a brief description of the transaction; (4) a brief description of the distributions, if any, to be made to holders of the Common Stock as a result of the transaction; and (5) an estimate of the fair market value of the distributions. On the date of the transaction, if it actually occurs, this Warrant and all rights existing under this Warrant shall terminate.

     (o) NOTICE OF ADJUSTMENT. On the happening of an event requiring an alteration or adjustment of the shares purchasable upon exercise of this Warrant, or an alteration or adjustment of their number or designation, the Corporation shall give written notice to the registered owner or owners of this Warrant stating the adjusted number, designation and kind of securities or other property obtainable upon exercise of this Warrant as a result of and following the event. The notice shall set forth in reasonable detail the method of calculation determining the securities or property obtainable after the event, and the facts upon which the calculation is based. The Corporation's board of directors, acting in good faith, shall determine the calculation.

     (p) CHANGE OF ADDRESSES. Either party may change the address at which it is to receive notices and written correspondence by providing written notice to the other party of such change of address.

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        IN WITNESS WHEREOF, the Corporation has signed this Warrant by its duly authorized officers this _______ day of ___________, 2000.

                                            PartsBase.com, Inc.

                                            By:
                                               -----------------------------
                                                   Robert A. Hammond,
                                                   President


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